AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER is made as of June 29, 2006, among Thinkpath Inc., an Ontario corporation ("PURCHASER"), Thinkpath, Inc., an Ohio corporation and wholly-owned subsidiary of Purchaser ("MERGER SUB" or the "SURVIVING CORPORATION"), The Multitech Group, Inc., a New Jersey corporation (the "COMPANY"), and each of the Persons identified on Schedule A attached hereto as shareholders of the Company (each, a "Shareholder" and collectively, the "SHAREHOLDERS"), including Mr. Kennedy and Ms. Kennedy, in their separate capacity as the principal shareholders of the Company (the "PRINCIPAL SHAREHOLDERS"). The parties hereto are sometimes hereinafter collectively referred to as the "PARTIES."

                                    RECITALS

         WHEREAS, Purchaser desires to acquire the Company through the merger of the Company with and into Merger Sub (the "MERGER"), with Merger Sub being the surviving corporation of the Merger, pursuant to which all Company Shares (as defined below) of the Company issued and outstanding at the Effective Time (as defined below), will be converted into the right to receive the Merger Consideration (as defined below), each as more fully provided herein.

         WHEREAS, the Shareholders own all of the currently issued and outstanding Company Shares.

         WHEREAS, the Company desires to be merged with and into Merger Sub and that the Shareholders shall be entitled to receive the Merger Consideration in exchange for their Company Shares.

         WHEREAS, the respective boards of directors of Purchaser, Merger Sub and the Company, and the Shareholders of Company, have determined that the Merger is desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

         WHEREAS, the Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend this Agreement to qualify as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

         WHEREAS, Purchaser, Merger Sub and the Company are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the "SECURITIES ACT").

         WHEREAS, the Parties have agreed that Purchaser shall be entitled to consolidate the results of operations and balance sheet of the Company from April 1, 2006 going forward until closing.

         NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter set forth, the Parties hereby agree as follows:

                                    AGREEMENT

         The Parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "2005 BALANCE SHEET" - the Company's audited balance sheet as of December 31, 2005.

         "AFFILIATE" - an "AFFILIATE" of any Person means any family member of an individual, and any other Person directly or indirectly controlling, controlled by or under common control with, the referenced Person or (if applicable) a family member of the referenced Person, and also means any director, officer, partner, manager, executor, trustee or similar individual of such other Person.

         "AGREEMENT" - this Agreement and Plan of Merger, including the exhibits and schedules thereto, and the Disclosure Schedule.

         "AUDIT EXPENSE" shall mean the cost incurred by the Company in connection with the audit of the Audited Financial Statements to be performed by Schwartz Levitsky Feldman LLP.

          "AUDITED FINANCIAL STATEMENTS" - (i) the audited balance sheets of the Company as of December 31, 2004 and December 31, 2005, and the related audited statements of income, cash flow and equity and notes thereto for the twelve (12) month periods then ended.

         "BREACH" - a "BREACH" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with such representation, warranty, covenant, obligation or other provision.

         "COMPANY INDEBTEDNESS" - all of the Company's (a) indebtedness for borrowed money (including, without limitation, all principal, accrued interest, applicable prepayment charges or premiums with respect to notes payable, mortgages, term loans, revolver borrowings or other similar obligations and any charges or premiums payable in respect of the cancellation or termination of any outstanding interest rate swap agreements or similar arrangements), (b) capitalized lease obligations and equipment loans; (c) guarantees and letters of credit and (d) installment or deferred payment contracts.

         "COMPANY SHARE" - each share of common stock, without par value, of the Company, which is issued and outstanding immediately prior to the Effective Time.

         "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by, or to be delivered in accordance with the terms of this Agreement, including, without limitation: (a) the Merger and (b) the performance by the Parties of their respective covenants and obligations under this Agreement.

         "COPYRIGHTS" - any original work of authorship, published or unpublished, and any United States or foreign copyright, and any registration thereof and applications therefore, including any renewal or extension thereof and any right corresponding thereto in both published and unpublished works throughout the world, that is owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

         "EMPLOYEE BENEFIT PLAN" - any employee benefit plan (as defined in Section 3.3 of ERISA), or any employment contract, employee loan, incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, change of control, termination, pay, stock option or purchase plan, guaranteed annual income plan, fund or arrangement, payroll incentive, policy, fund, agreement or arrangement, consulting agreement, hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy, fund, agreement of arrangement similar to or in the nature of the foregoing, oral or written.

         "ENCUMBRANCE" - any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL LIABILITIES" - any cost, damage, expense, Liability, obligation or other responsibility arising from or under any Environmental Law and consisting of or relating to:

            (a) any environmental matters or conditions (including on-site or off-site contamination, and regulation of chemical substances or products or Hazardous Materials);

            (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law;

            (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("CLEANUP") required by applicable Environmental Laws (whether or not required or requested by any Governmental Body); or

            (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

         The terms "REMOVAL," "REMEDIAL," and "RESPONSE ACTION," mean the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW" - any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees or the public of intended or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment;

            (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

            (d) protecting resources, species or ecological amenities;

            (e) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances;

            (f) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such Cleanup or prevention; or

            (g) making responsible parties pay private parties, or groups of them, for damage done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES" - any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles and rolling stock) currently or formerly owned or operated by the Company.

         "GAAP" - generally accepted United States accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORIZATION" - any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "GOVERNMENTAL BODY" - any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "HARDWARE" - any mainframe, midrange computer, personal computer, notebook or laptop computer, server, storage, switch, printer, modem, driver, peripheral, point of sale terminals, kiosks and handheld scanners or any component of any of the foregoing, that is used, developed, sold, distributed or marketed by the Company in the conduct of its business of any nature whatsoever.

         "HAZARDOUS ACTIVITY" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that creates an endangerment to public health or the environment, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INTELLECTUAL PROPERTY RIGHTS" - all (i) Patents, (ii) Inventions,
(iii) Copyrights, (iv) Trademarks, (v) Trade Secrets, (vi) income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, (vii) right to sue for past, present or future infringement, misappropriation, or improper, unlawful or unfair use of any of the foregoing, and (viii) rights of the Company under all contracts related to any of the foregoing.

         "INVENTIONS" - any idea, design, concept, technique, methodology, process, invention, discovery, or improvement, whether or not patentable, any invention disclosure or similar disclosure of any of the foregoing, and any shop rights in any of the foregoing, that are owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

         "IRC" - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the United States Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

         "KNOWLEDGE" - the actual knowledge of any officer or director of the Company or its affiliates, and any matter that reasonably would be expected to be known by any such person had he or she performed the customary duties of a person holding his or her title with the Company or its affiliates.

         "LEGAL REQUIREMENT" - any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, statute, ordinance, principle of common law, regulation, statute or treaty.

         "LIABILITIES" - responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

         "MARKET PRICE" shall mean the average VWAP per share of the Common Stock of the Purchaser, as traded on the NASD OTC Bulletin Board or any other National Securities Exchange, for the five (5) trading days immediately preceding the Closing Date.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" - when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which, individually or in the aggregate, is both material and adverse to (A) the property, business, operations, customer relationships, assets (tangible and intangible) or financial condition of such Party and its parent or subsidiaries, or (B) the ability of such Party to perform any of its material obligations under this Agreement or any other documents contemplated by the Agreement to which it is a party; provided, however, that terms "Material Adverse Effect" and "Material Adverse Change" shall not be deemed to include (a) a change or effect with respect to a Party that results from economic or political conditions or events affecting the United States economy or world economy; (b) with respect to the Company, any change or effect resulting from any termination of a current or prospective customer, supplier or vendor relationship that is attributable to the announcement of this Agreement or the Merger or the transactions contemplated hereby or thereby; (c) with respect to any Party, any change or effect resulting from any breach of any representation, warranty, covenant or agreement contained in this Agreement of another Party; or (d) the performance of the Party's obligations hereunder.

         "NATIONAL SECURITIES EXCHANGE" shall mean the individual and collective reference to the New York Stock Exchange, the AMEX, the Nasdaq Stock Market, and the NASD OTC-Bulletin Board.

         "ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "ORGANIZATIONAL DOCUMENTS" - the articles or certificate of incorporation and the bylaws or code of regulations of a corporation and any amendments thereto.

         "PARTIES" - Purchaser, Merger Sub, the Company, the Shareholders and, for purposes of Sections 4 and 5, Principal Shareholders, collectively.

         "PATENTS" - any United States or foreign utility or design patent, together with any extension, reexamination and reissue of such patents, patent of addition, patent application, division, continuation, continuation-in-part, and any subsequent filing in any country or jurisdiction claiming priority therefrom, owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

         The "PAYOUT RATIO" for any Shareholder shall be equal to the quotient of (x) the number of Company Shares held by such Shareholder, divided by (y) the total number of Company Shares held by all Shareholders outstanding immediately prior to the Effective Time.

         "PERMITTED ENCUMBRANCES" - (a) liens for taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which reasonable reserves have been established, (b) statutory, mechanics', laborers' and materialmen's liens arising in the ordinary course of business for sums not yet due, (c) statutory and contractual landlord's liens under leases pursuant to which the Company is a lessee and not in default, and (d) liens arising out of the SBA loan.

         "PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, Limited Liability Company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN" - any Employee Benefit Plan with respect to which the Company currently is, or during the six-year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions.

         "PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASER SHARE CONSIDERATION AMOUNT" for any Shareholder shall be equal to: (1) the Merger Consideration, multiplied by (2) the Payout Ratio; less
(3) such Shareholder's portion of the Cash Consideration, as calculated pursuant to Section 2.7(a)(i) and(ii) below; less (4) the amount of such Shareholder's Employee Tax Withholding, if any. In the event that any Employee Tax Withholding amount is deducted, Purchaser shall cause the Surviving Corporation to promptly and timely remit such Employee Tax Withholding amount to the applicable Tax authority and to indemnify the respective Shareholder with respect to same.

         "RELEASE" - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "REPAID INDEBTEDNESS" - certain Company Indebtedness included on the 2005 Balance Sheet as set forth on SCHEDULE B attached hereto.

         "REPRESENTATIVE" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          "THREAT OF RELEASE" - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "TRADEMARKS" - any unregistered trademark or service mark in the United States or any foreign jurisdiction; any trademark or service mark registered in the United States or any foreign jurisdiction or under any multinational trademark authority and any applications therefor; any trade name, brand name, product identifier, certification mark, logo, trade dress, and Internet domain name, and any registration thereof or application therefor in the United States or any foreign jurisdiction, including any extension, modification or renewal of any such registration or application, and all goodwill associated with all of the foregoing throughout the world, owned by, used by or licensed to the Company in connection with the conduct of its respective business of any nature whatsoever.

         "TRADE SECRETS" - any trade secret, know-how, formula, specification, technical information, data, process, technology, plans, drawing (including engineering and CAD drawings), research and development, proprietary information, blueprint, and all documentation related to any of the foregoing, except for any such item that is generally available to the public as of the Effective Date, owned, used or licensed by the Company in connection with the conduct of its respective business of any nature whatsoever.

         "TRANSACTION EXPENSES" - all out of pocket, third-party costs and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions that have not yet been paid by the Company as of the Closing and which will be paid by the Surviving Corporation after the Closing, as set forth on SCHEDULE B attached hereto.

         "VWAP" shall mean the daily volume weighted average price of the Purchaser's common stock on the National Securities Exchange, as reported by Bloomberg Financial L.P (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time) using the VWAP function on the date in question.

                                   ARTICLE II
                                   THE MERGER

SECTION  2.1      TERMS OF MERGER.
Subject to the terms and conditions of this Agreement and in accordance with the Ohio General Corporation Law (the "OGCL") and the New Jersey Business Corporation Act (the "NJBCA") at the Effective Time, the Company will be merged with and into Merger Sub, the separate existence of the Company will cease, and Merger Sub will continue as the surviving corporation under the same name "Thinkpath, Inc."

SECTION  2.2      EFFECT OF MERGER.
The Merger will have the effects set forth in Section 1701.82 of the OGCL.

SECTION  2.3      ARTICLES OF INCORPORATION; CODE OF REGULATIONS.
At the Effective Time, the Articles of Incorporation and the Code of Regulations of Merger Sub, including all amendments thereto made prior to or as of the Effective Time, will remain the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

SECTION  2.4      DIRECTORS.
Each person serving as a director of the Company immediately prior to the Effective Time shall cease to be a director of the Company at and as of the Effective Time. Each person serving as a director of Merger Sub immediately prior to the Effective Time shall remain a director of the Surviving Corporation at and as of the Effective Time, to hold office in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

SECTION  2.5      OFFICERS.
Each person serving as an officer of the Company immediately prior to the Effective Time shall cease to be an officer of the Company at and as of the Effective Time. Each person serving as an officer of Merger Sub immediately prior to the Effective Time shall remain an officer of the Surviving Corporation at and as of the Effective Time, holding the same office or offices of the Surviving Corporation as the office or offices of Merger Sub which such person held immediately before the Effective Time, to serve in such office or offices at the pleasure of the Board of Directors of the Surviving Corporation.

SECTION  2.6   EFFECT OF MERGER ON CAPITALIZATION OF THE COMPANY AND MERGER SUB.

At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other Person:

          (a) Each Company Share shall be canceled and extinguished and automatically converted at the Effective Time into the right of the record holder thereof to receive from the Purchaser, in accordance with the terms and conditions of this Agreement, the share, form and amount of the Merger Consideration set forth for each Shareholder on the Payout Spreadsheet, and as calculated and determined pursuant to Section 2.7 below, upon surrender to the Surviving Corporation at the Closing of the certificate representing such Company Share endorsed and otherwise in proper form for transfer to the Surviving Corporation free of any Encumbrances and together with such other documents, endorsements and assurances as may be required by Purchaser. All Company Shares shall cease to be outstanding and shall automatically be canceled and retired and cease to exist at the Effective Time, and each holder of a certificate representing one or more Company Shares shall cease to have any rights with respect thereto, except the right to receive such Shareholder's portion of the Merger Consideration with respect to such Company Shares upon the surrender of the certificate representing such Company Shares as provided herein.

          (b) Any Company Shares that are owned by the Company shall at the Effective Time be canceled and retired and shall cease to exist and no cash or otherconsideration shall be delivered or deliverable in exchange therefor.

          (c) Each common share, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain a validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation and shall not be affected by the Merger.

          (d) If certificates representing outstanding Company Shares shall be lost, stolen or destroyed, Purchaser shall determine the the type of additional documents, information and assurances that may be requested in order to protect the Surviving Corporation and Purchaser from other possible claimants with respect to such Company Shares. No bond shall be required in connection lost certificates. If any Merger Consideration is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser any transfer or other Taxes required by reason of the issuance of a certificate for shares of Purchaser's common stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser that such Tax has been paid or is not payable.

SECTION  2.7      PAYMENT OF THE MERGER CONSIDERATION.

The aggregate consideration payable to all Shareholders with respect to their Company Shares shall be calculated at five (5) times audited 2005 EBIT of the Company, plus certain agreed-upon adjustments identified in Schedule C attached hereto, less the Transaction Expenses (the "MERGER CONSIDERATION").

          (a) The Merger Consideration shall be payable to each Shareholder as follows:

                  (i) Thirty (30%) percent of the Merger Consideration in cash (the "CASH CONSIDERATION") multipled by such Shareholder's Payout Ratio, with an additional adjustment reducing the cash payable to Cecelia M. Kennedy by $100,000 and increasing the cash payble to James J. McLafferty and Scott A. Nilssen by $50,000 each;

                  (ii) a non-negotiable two (2) year subordinated note issued by Merger Sub bearing annual interest at US prime, payable quarterly, and guaranteed by the Purchaser after the Effective Time, each in substantially in the form attached hereto as EXHIBIT A (each a "NOTE," and, collectively, the "NOTES"), the principal amount of which Note shall be equal to 20% of the Merger Consideration multiplied by such Shareholder's Payout Ratio;

                  (iii) a number of Purchaser's common shares (each a "PURCHASER COMMON SHARE," and collectively, the "PURCHASER COMMON SHARES") equal to such Shareholder's Purchaser Share Consideration Amount;
                           (1) multiplied by 50%, divided by (2) the Market Price. A portion of the Purchaser Common Shares shall be made part of the Escrow Shares as defined in
                           Section 3.3 below.

                  (iv) 700 shares of Series C Preferred Stock (each a "PURCHASER PREFERRED SHARE," and collectively, the "PURCHASER PREFERRED SHARES" and with the Purchaser Common Shares, the "PURCHASER SHARES") each Purchaser Preferred Share having a liquidation value equal to $1,000 convertible into Common Shares as set forth in the Certificate of Designation. A portion of the Purchaser Preferred Shares shall be made part of the Escrow Shares as defined in Section 3.3 below. Such Preferred Purchaser Shares shall have the rights, privileges and designations more fully set forth in that Certificate of Designation attached hereto as EXHIBIT B, but such Preferred Shares shall entitle the holder at his/her option to convert the Preferred Shares into Common Stock after one year based on the Market Price at the time of conversion .

          (b) Prior to Closing, the Company shall provide to Purchaser a schedule containing the calculation of the payments by type and amount to the Shareholders, which schedule shall be subject to the review and approval of the Purchaser. Following agreement of the Parties on such schedule, it shall be attached hereto as an addendum to Schedule 2.7(b) (the "PAYOUT SPREADSHEET"), and the parties shall be entitled to rely on the Payout Spreadsheet. In the event of any conflict between Section 2.7(a) and the Payout Spreadsheet, the Payout Spreadsheet shall control.

                                   ARTICLE III
                         CLOSING AND CLOSING DELIVERIES

SECTION  3.1      CLOSING.

The Contemplated Transactions shall be consummated at the closing (the "CLOSING") simultaneously with the execution hereof, at the offices of Gersten Savage LLP, 600 Lexington Avenue, New York, New York, 10022 at 11:00 a.m. Eastern Standard Time on June 29, 2006 or at such other time, date or place as may be mutually agreed in writing by the Parties (the "CLOSING DATE"). Immediately following the Closing, the Parties will cause the Merger to be consummated by filing (i) a Certificate of Merger consistent with the terms of this Agreement with the Secretary of State of Ohio, in such form as is required by, and executed by the required Parties in accordance with, the OGCL (the "CERTIFICATE OF MERGER"), and (ii) Articles of Merger consistent with the terms of this Agreement with the Secretary of State of New Jersey in such form as is required by, and executed by the required Parties in accordance with, the NJBCA (the "ARTICLES OF MERGER"), in the forms attached hereto as EXHIBIT C-1 and EXHIBIT C-2. The date and time of the filing and acceptance of such Certificate of Merger and Articles of Merger, whichever is later, or such other time subsequent thereto as may be mutually agreed by the Company and Purchaser and specified in the Certificate of Merger and Articles of Merger, shall be the effective time of the Merger (the "EFFECTIVE TIME").

SECTION  3.2      CLOSING DELIVERIES.

The transfers and deliveries described in this Section 3.2 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Section 3.2 shall also have occurred or been waived by the Party or Parties entitled to waive the same. At or prior to the Closing:

(a) The Company will deliver, or will cause to be delivered, to Purchaser the following:

                  (i) the Certificate of Merger and Articles of Merger, each duly executed by the Company;

                  (ii) the certificates representing all of the outstanding Company Shares, with such accompanying documents, endorsements and assurances as may be reasonably required by Purchaser;

                  (iii) resignations of each of the directors and officers of the Company;

                  (iv) a certificate of the Secretary of the Company as to the incumbency and authority of any Person executing and delivering on behalf of the Company this Agreement or any other document or instrument required to be delivered by the Company hereunder, and setting forth copies of the resolutions approving this Agreement and the Contemplated Transactions which were duly adopted by the Board of Directors and the Shareholders of the Company and a statement of the date and manner of such adoption by the Board of Directors and the Shareholders of the Company;

                  (v) a certificate of the Secretary of the Company setting forth the number of Company Shares outstanding and entitled to vote upon the approval of this Agreement and the Contemplated Transactions and the results of the vote;

                  (vi) certificates of good standing, dated not more than five (5) days prior to the Closing Date, as to the corporate existence and good standing of the Company in New Jersey and each state or other jurisdiction in which it is qualified to do business;

                  (vii) all consents and approvals of all Persons and Governmental Authorities listed on Schedule 3.2(a)(vii) attached hereto that are necessary for the Surviving Corporation to operate the business of Sellers as heretofore conducted and as may be necessary for the assumption by the Surviving Corporation of the Contracts;

                  (viii) a legal opinion of O'Donnell-Artigliere as counsel to the Company, reasonably satisfactory to Purchaser and its counsel;

                  (ix)     the Escrow Shares; and

                  (x) any and all other documents required by the terms of this Agreement to be delivered at the Closing by any Shareholder or the Company.

Any agreement or document to be delivered to Purchaser pursuant to this Section 3.2(a), the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Purchaser.

(b)                        Purchaser will deliver the following:

                  (i) the Certificate of Merger and Articles of Merger, each duly executed by Purchaser and Merger Sub;

                  (ii)     the Cash Consideration;

                  (iii)    the Notes, duly executed by Purchaser;

                  (iv) certificates representing the Purchaser Shares recorded in the name of the Shareholders as set forth on SCHEDULE A; and

                   (v) the Employment Agreements duly executed by Purchaser;

Any agreement or document to be delivered to the Shareholders pursuant to this
Section 3.2(b), the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Company.

SECTION 3.3 ESCROW. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII, Purchaser will cause to be deposited with the escrow agent (the "ESCROW AGENT") a certificate or certificates evidencing twelve and one-half percent (12.5%) of the number of shares of Purchaser Shares to be issued under Section 2.7(a)(iii) and (iv) (the "ESCROW SHARES"). All such certificates deposited with Escrow Agent will be registered in the name of Escrow Agent as nominee for the holders of certificates canceled under this Section 3.3, which holders will beneficially own such Escrow Shares and be entitled to vote such Escrow Shares. The Escrow Shares will be held in escrow and will be available to compensate Purchaser for certain of the damages as provided in Article VIII. To the extent that they are not used for such purpose, such Escrow Shares will be released on the date that is one (1) year after the Effective Time.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to Purchaser, the Shareholders hereby jointly and severally represent and warrant to Purchaser and Merger Sub, as of the date of this Agreement and as of the Effective Time, as follows:

SECTION  4.1      AUTHORITY AND CAPACITY.
Such Shareholder possesses all requisite power, authority and legal capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of such Shareholder in connection with any Contemplated Transaction.

SECTION 4.2       OWNERSHIP OF SHARES.
Such Shareholder owns all of such Shareholder's Company Shares free and clear of all Encumbrances.

SECTION 4.3       EXECUTION AND DELIVERY; ENFORCEABILITY.
This Agreement has been, and each other document, instrument or agreement to be executed and delivered by such Shareholder in connection herewith will upon such delivery be, duly executed and delivered by such Principal Shareholder and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity, provided, however, that the Certificate of Merger will not be effective until filed with the Ohio Secretary of State and the Ohio Secretary of State has issued a receipt acknowledging acceptance and approval of the certificate of merger in response thereto and the Articles of Merger will not be effective until the Articles of Merger have been filed with the New Jersey Secretary of State and the New Jersey Secretary of State has issued a certificate of merger in response thereto.

SECTION 4.4       NONCONTRAVENTION.
Such Shareholder is not required to submit any notice, report or other filing with any Governmental Authority in connection with such Shareholder's execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Shareholder in connection herewith. Such Shareholder's execution, delivery and performance of this Agreement will not violate, breach or conflict with any Legal Requirement by which such Shareholder is bound or any agreement to which such Shareholder is a party, and, to the knowledge of such Shareholder, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by such Shareholder in connection with such Shareholder's execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by such Shareholder in connection with any Contemplated Transaction.

SECTION  4.5      BROKERAGE.
No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of such Shareholder, to receive any commission, brokerage, finder's fee or other similar compensation with respect to such Shareholder's Company Shares in connection with the consummation of the Contemplated Transactions.

SECTION  4.6      EXCULPATION AMONG SHAREHOLDERS.
Each Shareholder acknowledges that it is not relying upon any other Shareholder in making its decision to enter into this Agreement or any of the Contemplated Transactions. Each Shareholder agrees that no other Shareholder shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in their capacity as a Shareholder relating to or in connection with this Agreement or the Contemplated Transactions except in the case of fraud.

SECTION  4.7      RELIANCE BY THE PURCHASER.
Such Shareholder understands and acknowledges that neither the Purchaser Shares nor the Notes to be issued to such Shareholder will be registered under the Securities Act in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act. Such Shareholder further acknowledges and agrees that the representations and warranties contained in this Article IV, as well as the information previously provided to Purchaser in such Shareholder's investor suitability questionnaire, are being relied upon by the Purchaser in connection with such determination.

SECTION  4.8      DISCLOSURE INFORMATION.
Prior to the date hereof, such Shareholder was provided with a copy of the Agreement, as well as the Company's Form 10-K for the year ended December 31, 2005 and the Company's Form 10-Q for the quarter ended March 31, 2006 (collectively, the "DISCLOSURE INFORMATION"). Such Shareholder has read the Disclosure Information and such Shareholder, to the extent that such Shareholder concluded necessary, consulted with counsel or advisers regarding the contents of the Disclosure Information. Such Shareholder acknowledges that he or she has had an opportunity to ask questions and receive answers to such questions regarding the terms and conditions of this Agreement and the Contemplated Transactions, including, without limitation, the terms and conditions of the Cash Consideration, the Purchaser Shares and Notes that will be issued to such Shareholder pursuant to this Agreement, as well as information regarding the business, properties, prospects and financial condition of Purchaser and Merger Sub and the terms of the Contemplated Transactions.

SECTION  4.9      ACCREDITED INVESTOR REPRESENTATION.
Such Shareholder understands and accepts that he or she may be required to hold his or her Purchaser Shares and Note indefinitely, to the extent required by the Securities Act. Such Shareholder further represents and warrants that he or she has such knowledge and experience in financial and business matters so as to enable him or her to understand the merits and risks involved in acquiring the Purchaser Shares and Notes (and the other terms of the Contemplated Transactions, including such person's indemnification obligations) and is able to bear the economic risk of an investment in the Purchaser Shares and Notes for an indefinite period of time and can afford the complete loss of his or her proposed investment in the Purchaser Shares and Notes.

SECTION  4.10     RESTRICTIONS ON PURCHASER SHARES AND NOTES.
Such Shareholder will acquire the Purchaser Shares and Note to be received by such Shareholder under this Agreement for such Shareholder's own account and not with a view to, or for resale in connection with, the distribution thereof and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the Purchaser Shares or Note except in conformity with the Securities Act and other applicable federal and state securities laws and in respect with (collectively, the "SECURITIES LAWS").

Such Shareholder understands and agrees that all the Purchaser Shares and Notes will constitute "restricted securities" under the Securities Laws inasmuch as they are being delivered by Purchaser in a transaction not involving a public offering and that, consequently, the Purchaser Shares and Notes may not be resold without first being registered under the Securities Laws or only in certain limited circumstances. Specifically, such Shareholder is familiar with Securities and Exchange Commission (the "SEC") Rule 144 and understands, and agrees to comply with, the resale limitations imposed thereby and by the Securities Laws generally; provided, however, that if a different resale exemption is available to such Shareholder at the federal level, such Shareholder need not comply with or rely upon SEC Rule 144.

Each Shareholder understands and agrees that the certificates issued to such Shareholder representing the Purchaser Shares and the Notes all will bear any legend required by the Securities Laws, as well as the following legend:

          "These securities have not been registered under the Securities Act of 1933, as amended (the "Act") or under any state securities laws and have been issued and sold in reliance upon an exemption from registration under the Act. These securities may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act or an opinion of counsel, reasonably satisfactory to the issuer of these securities, to the effect that such a registration statement is unnecessary in respect of a particular sale, offer, pledge, hypothecation or other transfer."

The foregoing legend will be removed from a certificate at the request of such Shareholder (or the request of any person to whom any such Shareholder has transferred shares in conformity with this Agreement) in connection with the proposed transfer of Purchaser Shares or Notes only upon either the effectiveness of such a registration statement or receipt by Purchaser of an opinion of counsel, reasonably satisfactory to Purchaser, to the effect that registration under the Securities Act is unnecessary in respect of the proposed transfer and that such legend is not required by law to appear on the certificate.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                  OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to Purchaser, the Company and the Principal Shareholders hereby jointly and severally represent and warrant to Purchaser and Merger Sub, as of the date of this Agreement and as of the Effective Time, as follows:

SECTION  5.1      ORGANIZATION AND GOOD STANDING.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of New Jersey, with requisite corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required, each of which is listed in
Section 5.1(a) of the Disclosure Schedule, except where lack of such qualification would not have a Material Adverse Effect on the Company. The Company has no direct or indirect subsidiaries, does not own any equity ownership interest in any other corporation, partnership, limited liability company, trust or other business entity, and is not a member of any other joint venture.

(b) The Company has delivered to Purchaser copies of the Organizational Documents of the Company and its subsidiaries, if any, as in effect on the date of this Agreement.

SECTION  5.2      AUTHORITY; NO CONFLICT.

(a) This Agreement has been, and each other document, instrument or agreement to be executed and delivered by the Company in connection herewith will upon such delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity, provided, however, that the Certificate of Merger will not be effective until filed with the Ohio Secretary of State and the Ohio Secretary of State has issued a receipt acknowledging acceptance and approval of the Certificate of Merger in response thereto and the Articles of Merger will not be effective until the Articles of Merger have been filed with the New Jersey Secretary of State and the New Jersey Secretary of State has issued a certificate of merger in response thereto. The Company and the Principal Shareholders have all necessary right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement and the Contemplated Transactions have been duly authorized and approved by the Company's Board of Directors and shall have been duly authorized and approved prior to the Closing by the Shareholders in accordance with all Legal Requirements, including the New Jersey Business Corporation Act and the Company's Organizational Documents.

(c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of any provision of the Company's Organizational Documents;

          (ii) conflict with any material Legal Requirements, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of its assets may be subject;

          (iii) violate or conflict with any of the terms or requirements of, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (iv) conflict with any provision of, or give any Person the right to declare a default or to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; or

          (v) result in the imposition or creation of any Encumbrance, other than Permitted Encumbrances, upon or with respect to any of the assets necessary to the operation of the Company's business.

SECTION  5.3      CAPITALIZATION.

There are 1,000 Company Shares authorized, consisting of 1,000 shares of common stock, without par value, 300 of which are issued and outstanding as of the date hereof.

At the Closing, there will exist no contract (including any stock option, warrant, convertible debt instrument, subscription agreement, shareholder agreement, buy-sell agreement or other similar right, instrument or agreement) relating to the prospective issuance, sale or transfer or prohibition on the sale or transfer (including any right of first refusal) of the Company Shares, and the Company does not have and will not have any Liability, whether fixed, accrued or contingent, under any such contract or on account of the performance, discharge, cancellation or termination thereof other than the payment of applicable withholding Taxes upon the exercise of Company Options immediately prior to the Closing. None of the Company Shares was issued or, since issuance, to the Company's Knowledge, has been transferred, in violation of any securities law or other material Legal Requirement, including any pre-emptive right, right of first refusal or other similar right of any Person. The Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity interest or other ownership interest in any other Person.

SECTION  5.4      FINANCIAL STATEMENTS AND FINANCIAL CONDITION.

The Company has delivered to Purchaser the Audited Financial Statements. All such Audited Financial Statements were prepared from the Company's books and records in all material respects in accordance with GAAP, consistently applied, and present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated and comply in all material respects with Regulation S-X. The books of account of the Company accurately reflect in all material respects all items of income and expense (including, but not limited to, accruals) and all assets and liabilities of the Company in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate. There exist no Liabilities of the Company, whether the same are direct or indirect, whether arising under an agreement or contract or otherwise, except (i) to the extent provided for or reserved against on the 2005 Balance Sheet, (ii) current Liabilities which have arisen in the ordinary course of business consistent with past practice since the 2005 Balance Sheet, or (iii) Liabilities occurring in the ordinary course of business not required to be reflected on the 2005 Balance Sheet under GAAP.

SECTION  5.5      BOOKS AND RECORDS.

The Company has permitted Purchaser to examine the Company's books of account, minute books, stock record books and other records and such documents contain the Company's Organizational Documents as in effect on the date hereof and are in all material respects a true and complete record of all material actions by and meetings of the directors (and committees thereof) and shareholders of the Company and accurately reflect all transactions referred to therein.

SECTION  5.6      TITLE TO PROPERTY; ENCUMBRANCES.

(a) Title. The Company does not own any real property. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected on the 2005 Balance Sheet (except for personal property sold since the date of the 2005 Balance Sheet in the ordinary course of business) free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Assets.

          (i) The Company owns all of the assets (the "ASSETS") that it purports to own free and clear of all Encumbrances other than Permitted Encumbrances.

          (ii) The Company has not granted any other Person any license, option or other right in or to any of the Assets.

          (iii) The Company is not subject to any legal or contractual restriction that would prevent it from making available to any customer any of its products (the "PRODUCTs").

          (iv) None of the Assets owned by the Company is jointly owned between the Company and any other Person.

          (v) To the Knowledge of the Company, none of its employees has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

          (vi) To the Knowledge of the Company, none of its employees or consultants: (A) has infringed the intellectual property, proprietary, or contractual rights of any Person in the course of his or her work for the Company or (B) is, or is currently expected to be, in default under any term of any contract relating to any Intellectual Property Rights, or any confidentiality agreement or any other contract or restrictive covenant relating to the Intellectual Property Rights or any Asset.

          (vii) No material Asset contains any third party source code governed by an "open source" license (or similar license agreement) use of which restricts free and unencumbered use of the Asset by the Company or would oblige the Company to distribute source code for any Asset in the conduct of the Company's business as it is currently conducted.

          (viii) To the Knowledge of the Company, all works creations, inventions, designs, developments, contributions or improvements made by any employee or consultant of the Company, either alone or with third parties (including but not limited to all works of authorship, inventions, materials, documents, research, reports, software, databases, systems, applications, presentations, textual works, technology, content, or audiovisual materials), related to the business of the Company, and all Intellectual Property Rights therein, are owned by the Company.

SECTION  5.7      ACCOUNTS RECEIVABLE.

The accounts receivable reflected on the 2005 Balance Sheet, and accounts receivable arising after the date of the 2005 Balance Sheet (both subject to any reserve set forth therein), are reflected on the books and records of the Company and represent bona fide claims against debtors for sale and other charges. The accounts receivable reflected on the 2005 Balance Sheet are stated thereon in accordance with GAAP in all material respects. The Company has not received written notice of any contest, claim or right of setoff with respect to its accounts receivable, other than returns and discounts in the ordinary course of business.

SECTION  5.8      CONDITION AND SUFFICIENCY OF ASSETS.

The equipment and other material assets owned or used by the Company are in good operating condition, normal wear and tear excepted, to the Company's Knowledge, do not require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs in the ordinary course of business, consistent with past practice, constitute all of the assets, of any nature whatsoever other than real estate, sufficient to operate the Company's business in the manner operated by the Company in accordance with past practices, and include all of the operating assets of the Company other than real estate.

SECTION  5.9      TAXES.

(a) The Company has filed or caused to be filed, on a timely basis, all material Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements relating to its assets, businesses, operations or otherwise. All Tax Returns filed by the Company are true, correct and complete in all material respects. The Company has paid, or made provision for the payment of, all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Section 5.9 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP applied in a manner consistent with the Company's past practices) have been provided on the 2005 Balance Sheet.

(b) The charges, accruals and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP applied in a manner consistent with the Company's past practices), are at least equal to the Company's known liability for Taxes and do not include any accrued Tax refunds or deferred tax assets. There exists no proposed Tax assessment against the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) The Company has satisfied the requirements of Section 280G(b)(5) of the IRC with respect to all payments (including, without limitation, any bonus payments or success fees) that the Company has made or is or may be obligated to make that would, when taken together or singly, otherwise constitute an excess parachute payment within the meaning of Section 280G of the IRC, and the Company has taken all other action, and the employees of the Company have taken all other action, necessary to avoid the loss of any Tax deduction with respect to any such payment.

SECTION  5.10     OPERATIONS SINCE FINANCIAL STATEMENTS DATE

Since December 31, 2005 (the "BALANCE SHEET DATE"), except as contemplated by this Agreement, the Company:

         (i) has operated its businesses substantially as it was operated prior to that date and only in the ordinary course;

         (ii) has not declared or otherwise become liable with respect to any dividend or distribution of cash, assets or capital stock;

         (iii) has maintained or kept current its books, accounts, records, payroll, and filings in the usual and ordinary course of business, consistent in all material respects with past practice; and

         (iv) has not made any capital expenditure, commitment or investment other than in the ordinary course of business.

SECTION  5.11     EMPLOYEE BENEFITS.

A complete list of all Plans is set forth in Section 5.11 of the Disclosure Schedule, and complete and correct copies of all written Plans, and amendments thereto, accurate and complete written descriptions of each material unwritten Plan, and summary plan descriptions have been made available to Purchaser.

SECTION  5.12   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

(a) The Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to do so would not, singly or in the aggregate, have a Material Adverse Effect on the Company; and

(b) The Company has not received any written notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

(c) Section 5.12(c) of the Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization held by the Company that relates to the operation of the business of, or to the ownership or use of any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Section 5.12(c) of the Disclosure Schedule is valid and in full force and effect in all material respects. The Governmental Authorizations listed in Section 5.12(c) of the Disclosure Schedule constitute all of the Governmental Authorizations necessary to permit the Company to conduct and operate its business in accordance with past practices and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

SECTION  5.13     LITIGATION.

Except as set forth in Section 5.13 of the Disclosure Schedule, to the Knowledge of the Company there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or threatened, by or against the Company. To the Knowledge of the Company the Company has not been named in any judgment, order or decree of any court or other Governmental Body.

SECTION 5.14      ABSENCE OF CERTAIN CHANGES AND EVENTS.

Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course of business and there has not been any:

(a) change in the Company's authorized or issued capital stock; split, combination or reclassification of the Company's capital stock; grant, termination or cancellation of any stock option, stock appreciation right or similar right or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Company's Organizational Documents;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee, except in the ordinary course of business, or, except as entered into pursuant to this Agreement, entry into any employment, severance, or similar contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance;

(f) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company;

(g) acquisition (or agreement to acquire) by the Company of any other Person or the assets or business operations of any Person by merger, consolidation, purchase of stock or assets, or in any other manner;

(h) incurrence of any indebtedness for borrowed money by the Company, except for lease obligations and trade payables incurred in the ordinary course of business, the Audit Expense (which are to be assumed and paid by Purchaser to the extent provided under Section 7.2), and expenses incurred in connection with the Contemplated Transactions;

(i) payment, discharge or satisfaction of any material Liability by the Company, except for (i) the payment, discharge or satisfaction of Liabilities in the ordinary course of business, or (ii) the payment of the Repaid Indebtedness or the Transaction Expenses;

(j) making of any loans, advances or capital contributions to, or investments in, any other Person;

(k) other than this Agreement, entry into any agreement or arrangement prohibiting or restricting the Company from freely engaging in any business;

(l) waiver, release, grant or transfer by the Company of any rights of material value, or modification or change in any material respect of any existing Contract, Governmental Authorization or other document affecting the Company, other than in the ordinary course of business;

(m) entry into any new Contract except in the ordinary course of business or material modification or termination of any existing Contract by the Company except in the ordinary course of business;

(n) settlement or compromise by the Company of any Proceeding (whether or not commenced prior to the date of this Agreement);

(o) change in the accounting methods used by the Company from those established in connection with the Company's 2005 audit; or

(p) agreement, whether oral or written, by the Company to do any of the foregoing.

SECTION  5.15     CONTRACTS.

Section 5.15 of the Disclosure Schedule (i) lists all of the currently effective written agreements or binding oral agreements (ii) providing for annual payments in excess of Five Thousand Dollars ($5,000) or (iii) which are necessary to the operation of the business as currently conducted, to which the Company is a party or by which any material assets of the Company are bound or subject, including all amendments thereto (collectively, the "Contracts"), and (iv) indicates what consents, approvals and notices are required for the Company to transfer or assign, by operation of law or otherwise, the Contracts to the Surviving Corporation. Correct and complete copies of each contract required to be identified on Section 5.15 of the Disclosure Schedule, have been made available to Purchaser. To the Company's Knowledge, all of the Contracts are in full force and effect and are enforceable in accordance with their respective terms. The Company has performed in all material respects all obligations required to be performed by it pursuant to such Contracts, and there is no existing or, to the Company's Knowledge, threatened default under, breach or violation of any of such Contracts by any other party thereto.

SECTION  5.16     INSURANCE.

(a) Section 5.16(a) of the Disclosure Schedule contains an accurate and complete list of all insurance policies currently owned, held by or applicable to the Company (or its assets or business) since January 1, 2004. All such policies required to be disclosed in Section 5.16(a) of the Disclosure Schedule are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted.

(b) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

          (i) are valid, outstanding, and enforceable;

          (ii) are issued by an insurer that, to the Company's Knowledge, is financially sound and reputable;

          (iii) are in the amounts and of the types customarily carried by Persons conducting business or owning assets similar to those of the Company;

          (iv) will continue in full force and effect following the consummation of the Contemplated Transactions, subject to renewal requirements and premium payments in the ordinary course of business; and

          (v) do not provide for retrospective premium adjustments or other experience-based Liability on the part of the Company.

SECTION  5.17     ENVIRONMENTAL MATTERS.

(a) The Company is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Company has not received any actual or threatened order, notice, or other communication from any Governmental Body or other Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of the Company, threatened claims, Encumbrances (other than Permitted Encumbrances) or other restrictions of any nature resulting from any Environmental Liabilities with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c) The Company has no Knowledge of nor has received any citation, directive, inquiry, notice, Order, summons, warning, or other communication from a Governmental Body or other Person that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had or has an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) There are no Hazardous Materials Released into the Environment at any Facility or deposited or located in the land or water or any other part of the Environment at any Facility. There has been no Release or, to the Knowledge of the Company, Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by any Facility, or from any other properties in which the Company has or had an interest.

(e) The Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

SECTION  5.18     LABOR RELATIONS.

The Company is not a party to any collective bargaining or other labor contract and, to the Knowledge of the Company; there has been no effort by employees of the Company to form a collective bargaining unit. There has not been, and there is not presently pending or existing, and, to the Knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process generally, (b) any Proceeding against or affecting the Company relating to the alleged violation of the National Labor Relations Act, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company and no such action is contemplated by the Company. The Company has complied in all material respects with and is in material compliance with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and the Company is not liable for any arrears of wages or any Tax related thereto (except for currently accrued and unpaid wages and any currently accrued Taxes related thereto, payment of which is not overdue) or penalties for failure to comply with any of the foregoing.

SECTION  5.19     INTELLECTUAL PROPERTY.

Section 5.19 of the Disclosure Schedule contains a complete and accurate list of all of the Intellectual Property Rights owned by, used by, or licensed to the Company that are either material to its business or that are issued Patents, Patent applications, registered Trademarks or service marks, Trademark or service mark applications, registered Copyrights, or Copyright applications, except for Intellectual Property Rights of third parties inherent in standard non-customized Hardware products that are used internally by the Company or purchased and resold by the Company.

SECTION  5.20     RELATED PARTY TRANSACTIONS.

No Shareholder and, to the knowledge of the Company, no Affiliate of any Shareholder or of the Company currently has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business other than the License. To the knowledge of the Company, no Shareholder and no Affiliate of any Shareholder or of the Company owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person (other than the Company) that has (i) had material business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than five percent (5%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. No Shareholder has received any payments or anything else of value from the Company other than payments of salary and bonuses, stock options and reimbursements of travel and entertainment expenses, all in the ordinary course of business consistent with past practice.

SECTION  5.21     BROKERS.

The Company has not incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with the Contemplated Transactions.

SECTION  5.22     SUPPLIERS AND CUSTOMERS.

Section 5.22 of the Disclosure Schedule sets forth a list of the top five (5) customers of the Company by dollar volume of sales for each of the fiscal years ended December 31, 2004, and December 31, 2005. No customer which is listed in
Section 5.22 of the Disclosure Schedule, has in the last year cancelled, materially modified, or otherwise terminated its relationship with the Company or materially decreased its usage or purchase of the services or products of the Company, nor to the Knowledge of the Company, has any such customer indicated its intention to do any of the foregoing.

SECTION  5.23     INDEBTEDNESS

Section 5.23 of the Disclosure Schedule sets forth all Company Indebtedness and the pay-off amount of such Company Indebtedness as of the Closing Date. The amount of the Company Indebtedness set forth in Section 5.23 of the Disclosure
Schedule is not materially and adversely different than the amount of the Repaid Indebtedness.

SECTION  5.24     DISCLOSURE.

Neither the Company nor the Principal Shareholders have failed to disclose to the Purchaser or Merger Sub any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company or any subsidiaries of the Company. No representation or warranty by the Principal Shareholders contained in this Agreement and no statement contained in any document (including financial statements and the Schedules hereto), certificate, or other writing furnished or to be furnished by the Company to the Purchaser or Merger Sub or any of their representatives pursuant to the provisions hereof or in connection with the Merger, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE VI
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub jointly and severally represent and warrant to the Company as of the date of this Agreement and as of the Effective Time, as follows:

SECTION  6.1      ORGANIZATION AND GOOD STANDING.
Purchaser is a corporation is duly organized, validly existing and in good standing under the laws of the Province of Ontario and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and each possesses the requisite corporate power and authority to conduct its business as it is now being conducted and to own or use the properties which it purports to own or use. Each of Purchaser and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION  6.2      AUTHORITY; NO CONFLICT.
(a) This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Purchaser or Merger Sub in connection herewith will upon such delivery be, duly executed and delivered by Purchaser and Merger Sub and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Ohio Secretary of State and the Ohio Secretary of State has issued a receipt acknowledging acceptance and approval of the Certificate of Merger in response thereto and the Articles of Merger will not be effective until the Articles of Merger have been filed with the New Jersey Secretary of State and the New Jersey Secretary of State has issued a certificate of merger in response thereto. Purchaser and Merger Sub have all necessary right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement and the Contemplated Transactions have been duly authorized and approved by the Boards of Directors of Purchaser and Merger Sub and shall have been duly authorized and approved prior to the Closing by the shareholder of Merger Sub in accordance with all Legal Requirements.

SECTION 6.3       GOVERNMENTAL AUTHORIZATION.
The execution, delivery, and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the Contemplated Transactions requires no action by or in respect of, or filing with, any Governmental Body, other than (a) the filing of (i) the Articles of Merger in accordance with the OGCL and the NJBCA, respectively, and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which Purchaser or Merger Sub is qualified to do business; (b) compliance with any applicable requirements of the Act and the Exchange Act; (c) such as may be required under any applicable state securities or blue sky laws; and (d) such other consents, approvals, actions, orders, authorizations, registrations, declarations, and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Purchaser or Merger Sub to consummate the Contemplated Transactions.

SECTION  6.4      CAPITALIZATION.

(a) CAPITALIZATION OF PURCHASER. The authorized capital stock of the Purchaser consists of (a) an unlimited number of common shares, without par value, of which 4,738,322 shares were issued and outstanding as of January 31, 2006, and
(b) 1,000,000 Shares of Blank Check Preferred Stock, without par value, of which no shares are currently issued or outstanding. The Company had 25,000 shares of Series A Preferred Stock and 1,750 shares of Series B Preferred Stock issued but none of such shares are currently outstanding. In addition, as of May 31, 2006, warrants to purchase 3,340,024 of Purchaser's common shares and options to purchase 1,864,572 of Purchaser's common shares were outstanding.

(b) CAPITALIZATION OF MERGER SUB. As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 200 shares of common stock,$.0001 par value, of which 200 shares are outstanding and owned by Purchaser, all of which have been duly authorized, are validly issued and are fully paid and non-assessable, and free of any preemptive rights in respect thereof. Purchaser is the only shareholder of Merger Sub.

(c) ISSUANCE OF PURCHASER SHARES AND NOTES. Subject to the accuracy of each of the Shareholders representations and warranties in Section 4.2 hereof, the Notes and the Purchaser Shares, when issued in accordance with the terms of this Agreement constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act and from the registration or qualification requirements of the laws of any applicable state.

SECTION  6.5      SECURITIES AND EXCHANGE COMMISSION FILINGS AND FINANCIAL
                  STATEMENTS.
Purchaser has filed on a timely basis (and has previously furnished or made available to the Company) complete and accurate copies, as amended or supplemented of all documents required to be filed by Purchaser with the SEC under the Exchange Act of 1934, as amended (the "EXCHANGE ACT") from December 31, 2004 through the date of this Agreement (the "SEC REPORTS"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Purchaser included in the SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and
(iii) fairly present the consolidated financial condition, results of operations and cash flows of Purchaser as of the respective dates thereof and for the periods referred to therein.

SECTION  6.6      NO MATERIAL ADVERSE CHANGE.
Since December 31, 2005, there has not been any Material Adverse Change affecting Purchaser, nor has any event or series of related events occurred that reasonably would be expected to result in a Material Adverse Change.

SECTION  6.7      LITIGATION.
Except as included in the SEC Reports and Schedule 6.7, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, to the knowledge of Purchaser, threatened, by or against Purchaser or Merger Sub that reasonably would be expected to have a Material Adverse Effect on Purchaser.

SECTION  6.8      COMPLIANCE WITH LAWS.
Purchaser has conducted and is conducting its business in compliance with all Legal Requirements, except where the failure to do so would not, singly or in the aggregate, have a Material Adverse Effect on Purchaser.

SECTION 6.9       TAX-FREE REORGANIZATION.
None of Purchaser, Merger Sub nor any entity affiliated therewith: (i) has undertaken the obligation to investigate whether Purchaser, Merger Sub or any entity affiliated therewith has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368 of the IRC; or (ii) makes any representation or warranty as to the qualification of the Merger as a reorganization within the meaning of Section 368 of the IRC. Subject to the foregoing, to the knowledge of Purchaser, none of Purchaser, Merger Sub nor any entity affiliated therewith has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

SECTION  6.10     DISCLOSURE.
No representation or warranty of Purchaser or Merger Sub in this Agreement and no statement contained in any schedule provided by Purchaser or Merger Sub attached hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE VII
                                CERTAIN COVENANTS

SECTION  7.1      PUBLICITY.
All public announcements relating to this Agreement or the Contemplated Transactions will be made only as may be agreed upon by the Company and Purchaser or as required by applicable law.

SECTION  7.2      EXPENSES.
Each of the Company, Purchaser and Merger Sub shall pay its costs and expenses associated with the Contemplated Transactions, including without limitation the fees and expenses of its legal counsel (which in the case of the Company will be deducted from the Merger Consideration), certified public accountants, and other financial advisors, provided, that Purchaser shall pay for all but $10,000 of the Audit Expense, which $10,000 shall be paid by the Company.

SECTION  7.3      ASSIGNMENT, SUCCESSORS, AND NO THIRD PARTY RIGHTS.
No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that Purchaser may assign any of its rights (but not its obligations) under this Agreement to any Affiliate of Purchaser, to any lender of Purchaser and to any successor to substantially all of the business of Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

SECTION  7.4      REPAID INDEBTEDNESS.
All Repaid Indebtedness, for which any officer of the Company has provided a personal guarantee, shall be paid in full by Purchaser within fifteen (15) days of Closing, and each such guarantor shall be provided with evidence of the full and final release and discharge of any obligations with respect to any such Repaid Indebtedness.

SECTION 7.5       TAX-FREE REORGANIZATION.
The Parties intend that the Merger qualify as a tax-free reorganization under
Section 368(a) of the IRC, as amended, and the Parties will take the position for all purposes that the Merger shall qualify as a reorganization under such Section. In addition, the Parties covenant and agree that they will not engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a tax-free "reorganization" under Section 368(a) of the IRC, whether or not otherwise permitted by the provisions of this Agreement.

SECTION  7.6      SECURITIES COMPLIANCE BY PURCHASER.
With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of certain Purchaser Shares without registration, Purchaser agrees to use commercially reasonable efforts to do the following, for so long as any Shareholder holds any Purchaser Shares:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

(b) If the Purchaser is or becomes S-3 eligible, take such action as is necessary to enable the Shareholders to utilize Form S-3 for the sale of such Purchaser Shares as are of a class of securities then registered by Purchaser under the Exchange Act;

(c) Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and

(d) Furnish to the Shareholder forthwith upon request a written statement by Purchaser as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents of Purchaser as a Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Shareholder to sell any Purchaser Shares without registration.

SECTION  7.7      DUE DILIGENCE
Purchaser shall promptly complete its due diligence review on the Company following execution of this Agreement and report any concerns or problems to the Company and Principal Shareholders in a timely manner so that such matters can be addressed prior to the Closing Date.

SECTION 7.8       REPAYMENT OF DEBT
The Purchaser acknowledges that certain of the Principal Shareholders are owed an aggregate of $349,624. As part of the Closing, the Purchaser will settle such outstanding liability by paying the Principal Shareholders an aggregate of $100,000 (which is in addition to the cash portion of the Merger Consideration as identified in Section 2.7(a)) and will issue the Principal Shareholders an amount of shares of common stock having an aggregate value of $249,624, as determined by dividing the $249,624 by the average closing price of the Purchaser's common stock for the five days immediately preceding the closing.

                                  ARTICLE VIII
                                 INDEMNIFICATION

SECTION 8.1       ESCROW FUND
As soon as practicable after the Effective Time, the Escrow Shares will be registered in the name of, and deposited with, the Escrow Agent, such deposit to constitute the escrow fund (the "ESCROW FUND") and to be governed by the terms set forth in the Escrow Agreement attached as EXHIBIT D (the "ESCROW AGREEMENT"). The Escrow Fund will be available to compensate Purchaser and Merger Sub pursuant to the indemnification obligations of the Company and the Shareholders.

SECTION  8.2      INDEMNITY BY COMPANY AND SHAREHOLDERS
Each of the Shareholders severally (but not jointly) hereby agrees to indemnify and hold Purchaser and its subsidiaries, directors, officers and agents (the "PURCHASER INDEMNIFIED PARTIES") harmless against and in respect of any loss, cost, expense (including reasonable attorneys' fees and costs), claim, liability, deficiency, judgment or damage (hereinafter, individually, a "LOSS," and collectively, "LOSSES") incurred by the Purchaser Indemnified Parties as a result of any material inaccuracy in or material breach of a representation or warranty of the Company or the Shareholders contained in this Agreement, or any instrument delivered by the Shareholders at the Closing or any material failure by the Company to perform or comply with any covenant contained in this Agreement. The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed after Closing by Company.

SECTION  8.3      INDEMNITY BY COMPANY AND PRINCIPAL SHAREHOLDERS
The Company and the Principal Shareholders agree to indemnify and hold the Purchaser Indemnified Parties harmless against and in respect of any Loss incurred by the Purchaser Indemnified Parties as a result of any material inaccuracy in or material breach of any of the representations or warranties of the Company and any third party claims under Section 8.10.

SECTION  8.4      LIMITATION ON LIABILITY OF COMPANY AND SHAREHOLDERS

(a) The Purchaser Indemnified Parties shall not be entitled to indemnification for any Losses under Section 8.2 or 8.3 until the Purchaser Indemnified Parties have incurred aggregate Losses in excess of $30,000 (the "Threshold"). From and after such time as the aggregate Losses incurred by the Purchaser Indemnified Parties shall exceed the Threshold, they shall be entitled to receive the full amount of Losses to which they are entitled under Section 8.2 or 8.3 in excess of the Threshold.

(b) The Purchaser Indemnified Parties shall not be entitled to indemnification for any Losses under Section 8.2 or 8.3, and the Company and the Shareholders shall have no liability, in excess of the value of the Escrow Shares. From and after the Closing Date through the term of the Escrow, the Escrow Shares shall be the sole source of recovery against which the Purchaser Indemnified Parties may make any claim for any Losses arising under, or out of a breach of, this Agreement.

SECTION  8.5      INDEMNITY BY PURCHASER AND MERGER SUB.
The Purchaser and the Merger Sub hereby agree to jointly and severally indemnify and hold the Principal Shareholders, the Company, and its officers, directors, agents and attorneys harmless against and in respect of any Loss or Losses incurred by the Shareholders, the Company, its subsidiaries, officers, directors, agents and attorneys as a result of any material inaccuracy in or material breach of a representation or warranty of Purchaser contained in this Agreement or any instrument delivered by Purchaser at the Closing or any material failure by Purchaser to perform or comply with any covenant contained in this Agreement.

SECTION 8.6       EXPIRATION OF INDEMNIFICATION.
The indemnification obligations under this Article VIII and any liability under this Agreement shall terminate one year from the Effective Time, but shall not terminate as to any Loss (or a potential claim by an appropriate party) asserted in good faith before such date in accordance with Section 8.7 below.

SECTION  8.7      PROCEDURE FOR INDEMNIFICATION.
In the event that either party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Article VIII, the indemnified party shall assert a claim for indemnification by written notice (a "NOTICE") to Purchaser or the Company, as the case may be, briefly stating (i) that the party delivering the Notice has paid or accrued Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The indemnified party shall provide the other party on request with all information and documentation reasonably necessary to support and verify any Losses which the indemnified party believes give rise to a claim for indemnification hereunder and shall give reasonable access to all books, records and personnel in the possession or under the control of that party which would have bearing on such claim. The indemnifying party may meet its indemnification obligations by, at their option, either making payment to the indemnified party in cash by wire transfer of the amount owed or delivering shares of Purchaser Shares, duly endorsed or with stock powers attached which have been endorsed in blank.

SECTION 8.8       CALCULATION OF PURCHASER SHARES.
For the purposes of determining the number of shares of Purchaser Shares to be delivered in satisfaction of an indemnification obligation under this Article VIII (to the extent payment is made in Purchaser Shares), the price per share shall be equal to the Fair Market Value (defined below) at the time the Loss was discovered (or reasonably should have been known) or on the Date the indemnification Notice is given, whichever is greater. Strictly for purposes of this Article VIII, "FAIR MARKET VALUE" of a Purchaser Share as of a particular date means: (i) the average of the closing prices over the ten (10) day period ending immediately before the applicable date of valuation, if the Purchaser Shares are then traded in the over-the-counter market (including trading on the Nasdaq OTC Bulletin Board); (ii) the average of the closing prices of the Purchaser Shares over the five (5) business days ending immediately before the applicable date of valuation, if the Purchaser Shares are then traded on a securities exchange or the Nasdaq National Market or Nasdaq Small Cap Market; and (iii) as determined in good faith by Purchaser's Board of Directors upon a review of relevant factors, if no active public market exists for the Purchaser Shares.

SECTION 8.9       RESOLUTION OF CONFLICTS; ARBITRATION.

(a) In the event of any dispute among the parties in connection with this Agreement, including without limitation, disputes over a claim pursuant to this
Article VIII or any disputes under the state or federal securities laws in connection with this Agreement, Ms. Kennedy on behalf of the Shareholders and the Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement can be reached after good faith negotiation (or in any event after sixty (60) days from the date of the Notice), either Purchaser or the Shareholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Purchaser and the Shareholders shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The arbitrators shall not be empowered to award punitive damages.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New Jersey under the rules then in effect of the American Arbitration Association. The arbitrators shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

SECTION 8.10      THIRD-PARTY CLAIMS.

(a) Promptly after receipt by an indemnified party of notice of the commencement of any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard before or otherwise involving any court, governmental agency or entity or arbitrator (a "PROCEEDING") against it, such indemnified party will, if a claim is to be made against an indemnifying party under this Article VIII, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

(b) If any Proceeding referred to in Section 8.10(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party reasonably determines that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party (acting in good faith) and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of any law, statute, ordinance, regulation or ruling or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party reasonably determines that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

SECTION 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or before the Closing of the following conditions:

(a) BOARD APPROVAL. This Agreement and the Merger shall have been approved by each of the boards of directors of the parties hereto by the requisite vote under applicable law and the parties' Certificate of Incorporation or Articles of Incorporation, as the case may be.

(b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) EMPLOYMENT AGREEMENTS. Mr. Kennedy and Ms. Kennedy shall have executed and delivered to Purchaser an employment agreement in substantially the form of EXHIBIT E-1 and EXHIBIT E-2 attached hereto and all such employment agreements shall be in full force and effect. Employment Agreements also shall have been offered to James McLafferty, Scott Nilssen, and Robert Stramara in substantially the form of EXHIBIT E-3, EXHIBIT E-4, and EXHIBIT E-5 attached hereto.

SECTION 9.2       ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.
The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived, in writing, subject to the mutual consent of the Company and Purchaser.

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Purchaser; and the Company shall have received a certificate to such effect signed on behalf of Purchaser by a duly authorized officer of Purchaser.

(b) FINANCING TRANSACTIONS. The Purchaser shall have engaged a financing source for the merger under the terms and parameters set forth under Schedule 9.2 (b) of this Agreement (the "Financing Engagement"). Notwithstanding anything contained or implied in this Agreement to the contrary, Purchaser shall have no obligation whatsoever with respect to the satisfaction of the terms of the Financing Engagement, and Purchaser shall not be liable to the Company if (for any reason whatsoever) the Financing Engagement is not adhered to. However, Purchaser shall be obligated to close on the transaction as required by this Agreement.

(c) AGREEMENTS AND COVENANTS. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

(d) GOVERNMENTAL AUTHORIZATIONS. Purchaser and Merger Sub shall have obtained all required Governmental Authorizations.

(e) SHAREHOLDER APPROVAL. The Company shall have obtained the requisite consent of the Shareholders.

(f) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Purchaser since the date hereof.

SECTION 9.3       ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND
                  MERGER SUB.

The obligations of Purchaser and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or before the Closing of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement (including the Disclosure Schedule) and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company, Merger Sub or Purchaser; and Purchaser and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company;

(b) AGREEMENTS AND COVENANTS. The Company and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it and them on or before the Effective Time, and Purchaser and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

(c) DUE DILIGENCE. The Purchaser shall have received all documents reasonably requested in connection with its due diligence review of the Company, including (without limitation) the financial statements of the Company that are described elsewhere in this Agreement, together with the satisfactory opinion of Company Independent Auditor (with respect to the 2005 financial statements referenced elsewhere in this Agreement). Three (3) business days prior to the anticipated closing date, the Company shall deliver to Purchaser an unaudited balance sheet prepared in accordance with GAAP as of five (5) business days prior to such anticipated closing date ("PRE-CLOSING BALANCE SHEET") for review by Purchaser.

(d) THIRD PARTY CONSENTS. Purchaser shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in the Disclosure Schedule.

(e) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets) condition (financial or otherwise) or results of operations of the Company since the date hereof.

(f) DISSENTERS. Holders of more than five percent (5.0%) of the outstanding shares of Company Shares shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

(g) EXEMPTION FROM REGISTRATION. The offer, sale and issuance of the shares of Purchaser Shares and the Notes under this Agreement are exempt from registration under the Securities Act.

(h) PROCEEDINGS AND DOCUMENTS. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(i) CERTIFICATE OF GOOD STANDING. The Company shall have delivered to Purchaser a certificate as to the good standing of the Company certified by the Secretary of State of the State of New Jersey on or within five (5) business days prior to the Closing Date.

                                    ARTICLE X
                                   TERMINATION

SECTION 10.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

(a) Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, Purchaser has notified the Company and the Principal Shareholders of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach (provided, however, that such 15-day period shall be extended for so long as a cure is being diligently pursued, but no longer than July 31, 2006), or (ii) if the Closing shall not have occurred on or before July 31, 2006, by reason of the failure of any condition under Section 9.1 or 9.3 to be satisfied (unless the failure results primarily from Purchaser breaching in any material respect any material representation, warranty, covenant or agreement contained in this Agreement); and

(c) Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, the Company has notified Purchaser of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach (provided, however, that such 15-day period shall be extended for so long as a cure is being diligently pursued, but no longer than July 31, 2006, 2006), or (ii) if the Closing shall not have occurred on or before July 31, 2006, by reason of the failure of any condition under Section
9.1 or 9.2 to be satisfied (unless the failure results primarily from the Company or Shareholders breaching in any material respect any material representation, warranty, covenant or agreement contained in this Agreement).

SECTION 10.2 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to 10.1(b) or 10.1(c) as a result of an uncured breach, the non-breaching party retains its right to pursue all legal remedies, which right shall survive termination of this Agreement unimpaired.

                                   ARTICLE XI
                               GENERAL PROVISIONS

SECTION 11.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except as set forth in Article VIII. All such representations and warranties will be extinguished on consummation of the Merger and none of the Parties nor any of their officers, directors, members, employees or shareholders shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION  11.2     NOTICES.
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties). Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

If to any Shareholder, to the address set forth below such Shareholder's name on the signature pages hereto.

If to the Company:                 The Multitech Group, Inc
                                   165 Ryan Street
                                   South Plainfield, NJ 07080
                                   Attention: Chief Executive Officer
                                   (908) 756-0729 (fax)

with a copy (which shall not constitute notice) to:

                                   Brett  L. Antonides, P.C.
                                   c/o McManus, Schor, Asmar & Darden, LLP
                                   1155 15th Street, N.W., Suite 900
                                   Washington, DC 20005
                                   (703) 326-1095 (fax)

If to the Shareholders:            The Multitech Group, Inc
                                   165 Ryan Street
                                   South Plainfield, NJ 07080
                                   Attention: The Shareholder [Name]

with a copy (which shall not constitute notice) to:

                                   Brett  L. Antonides, P.C.
                                   c/o McManus, Schor, Asmar & Darden, LLP
                                   1155 15th Street, N.W., Suite 900
                                   Washington, DC 20005
                                   (703) 326-1095 (fax)

If to Purchaser, Merger Sub
or Surviving Corporation, to:      Thinkpath Inc.
                                   201 Westcreek Blvd
                                   Brampton, Ontario
                                   L6T 5S6 Canada
                                   Attention: Declan French, CEO


with a copy (which shall not constitute notice) to:

                                   Gersten Savage LLP
                                   600 Lexington Avenue, New York 10022
                                   Attention: Arthur S. Marcus, Esq.
                                   (212) 980-5192 (fax)

SECTION 11.3      WAIVER.
The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party or the Shareholders, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the affected Party; (b) no waiver that may be given by a Party or the Shareholders will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party or the Shareholders will be deemed to be a waiver of any obligation of such Party or the Shareholders or of the right of the Party or the Shareholders giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

SECTION  11.4     ENTIRE AGREEMENT AND AMENDMENT.
This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Purchaser, Merger Sub and the Company and the Principal Shareholders (provided that any amendment that reduces the amount of or modifies the type of Merger Consideration a Shareholder receives hereunder will require that Shareholder's consent).

SECTION  11.5     SEVERABILITY.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 11.6      SECTION HEADINGS; CONSTRUCTION.
The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. In every place where they are used in this Agreement, the words "include" and "including" are intended and shall be construed to mean, "include, without limitation" and "including, without limitation," respectively. References in this document to "Sections" refer to the correspondingly numbered Sections of this Agreement and Plan of Merger, unless otherwise expressly specified in the context.

SECTION 11.7      TIME OF THE ESSENCE.
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 11.8      JURISDICTION AND VENUE.
Other than as specifically set forth herein, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the federal and state courts in New Jersey, and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

SECTION 11.9      GOVERNING LAW.
This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

SECTION 11.10     COUNTERPARTS.
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 11.11     JOINT DRAFTING.
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent of interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger effective as of the date first written above.


PURCHASER:                                      COMPANY:


THINKPATH, INC.                                 THE MULTITECH GROUP, INC.

-------------------------                        ---------------------------
By:  Declan French, CEO                          By: Cecelia Kennedy, CEO

MERGER SUB:                                     SHAREHOLDERS
THINKPATH, INC. (USA)

By:                                             By:
     ------------------------------

SHAREHOLDERS


By:                                             By:
     ------------------------------

SHAREHOLDERS


By:                                             By:
     ------------------------------